Comparison of change in value of $10,000 investment in Dreyfus New York Tax Exempt Intermediate Bond Fund with the Lehman Brothers 10-Year Municipal Bond Index and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                        Lehman      Lehman
            Dreyfus    Brothers    Brothers
            New York    10-Year     7-Year
           Tax Exempt  Municipal  Municipal
  PERIOD  Intermediate   Bond        Bond
           Bond Fund    Index *    Index *

 5/31/91    10,000      10,000     10,000
 5/31/92    10,972      10,930     10,900
 5/31/93    12,203      12,277     12,042
 5/31/94    12,583      12,698     12,440
 5/31/95    13,469      13,838     13,451
 5/31/96    13,943      14,492     14,074
 5/31/97    14,935      15,676     15,036
 5/31/98    16,168      17,131     16,248
 5/31/99    16,774      17,921     17,016
 5/31/00    16,624      17,889     17,057
 5/31/01    18,488      19,999     18,945

*Source: Lehman Brothers